EXHIBIT 10.9

DIGITAL INSIGHT CORPORATION

1999 STOCK PLAN (as amended)

STOCK OPTION AGREEMENT

Capitalized terms used and not otherwise defined shall have the meaning assigned by the Digital Insight 1999 Stock Plan, as amended (the “Plan”).

NOTICE OF STOCK OPTION GRANT

John Dorman

[Address]

[Address]

The Optionee named above (the “Optionee”) has been granted a Stock Option (the “Option”) by the Company to purchase authorized but unissued or treasury shares of Digital Insight Corporation’s (the “Company”) Common Stock. The Option is granted pursuant to and subject to the Plan and to vesting, and the terms and conditions of this Stock Option Agreement (also referred to as the “Terms”) that follow:

Grant Number:	2247 & 2248

Date of Grant:	May 28, 2002

Vesting Commencement Date:	May 28, 2002

Exercise Price per Share:[1]	$14.15

          Total Number of Shares

Subject to Option:[1]	100,000

Total Exercise Price:[1]	$1,415,000

Type of Option:	X Incentive Stock Option

The Company intends that the Option will be treated as an Incentive Stock Option within the meaning of Section 422 of the Code (an “ISO”) to the maximum extent permissible under all of the ISO rules and restrictions. The balance of any shares acquired upon exercise of the Option (plus shares acquired that no longer qualify as shares acquired upon exercise of an ISO because of acceleration of vesting of this or other Options), and any shares acquired upon exercise of the Option without compliance with all applicable ISO rules, will be treated as acquired upon exercise of a Nonqualified Stock Option.[2]

Expiration Date:[3]	May 27, 2012

Vesting Schedule:

The Option shall vest and first become exercisable on November 28, 2006, subject to the Optionee’s continuing to be a Service Provider on the applicable date, and subject to acceleration of vesting upon achievement of performance goals, as set forth below.

Performance-Based Acceleration of Vesting:

Vesting of the Option may accelerate with respect to up to 25% of the total Shares subject to the Option in each of the fiscal years 2003, 2004, 2005 and 2006, based on the Company’s achievement of cumulative year-end Revenue Targets and Earnings Per Share (“EPS”) Targets under the Company’s Profit Plan (as defined below) in the preceding fiscal year (the “Period”), as set forth in more detail below. The Board of Directors will determine the percentage of the Revenue Target and the EPS Target achieved in the preceding Period, and the extent of any Performance-Based Acceleration of vesting for such Periods no later than March 30 following the end of such Period.

Revenue Targets. Vesting of the Option will accelerate with respect to 12.5% of the total Shares subject to the Option (the “Option Shares”) each year if the Company achieves 100% or more of its Revenue Target for the preceding Period. If the Company achieves at least 95% but less than 100% of its Revenue Target during such Period, vesting of the Option will accelerate with respect to that percentage of the total Option Shares indicated in the Partial Acceleration Formula table below.

EPS Targets. Vesting of the Option will accelerate with respect to 12.5% of the Option Shares each year if the Company achieves 100% or more of its EPS Target for the preceding Period. If the Company achieves at least 90% but less than 100% of the EPS Target during such Period, vesting of the Option will accelerate with respect to that percentage of the total Option Shares indicated in the table below.

Partial Acceleration Formula

	Percent of Target Achieved
	90.0%-94.9%	95.0%-96.9%	97.0%-98.9%	99.0%-99.9%
Revenue Target Vesting	0	2.5% of Option Shares	5% of Option Shares	10% of Option Shares

EPS Target Vesting	2.5% of Option Shares	5% of Option Shares	7.5% of Option Shares	10% of Option Shares

Recoup Vesting. Option Shares that are eligible for accelerated vesting based on the Company’s performance during each of the fiscal years 2002, 2003 and 2004 (each, a “Performance Period”), but which do not vest because the applicable Target is not fully achieved (“Recoup Shares”), carry over to the subsequent year and may vest in the immediately following Period (“Recoup Vesting”), as set forth in more detail below. Recoup Vesting is permitted only in the Period immediately following the Period in which the Recoup Shares first were eligible for accelerated vesting; Recoup Vesting is not permitted after the second year following the Performance Period.

Recoup Vesting Based on Revenue Target.    If the applicable Revenue Target is not achieved in any Performance Period, then 50% of the Revenue Target Recoup Shares may vest in the Period immediately following the Period in which such Recoup Shares were first eligible for accelerated vesting (e.g., 2003, 2004 or 2005). Fifty percent of the Revenue Target Recoup Shares will vest with respect to the subsequent Period if Revenues for the subsequent Period exceed that year’s Profit Plan Revenue Target by 5%. Accelerated vesting of Revenue Target Recoup Shares is in addition to accelerated vesting of the Option Shares that are first eligible to vest as a result of achievement of the Revenue Target in that Period.

Recoup Vesting Based on EPS Target.    If the applicable EPS Target is not achieved in any Performance Period, then 50% of the EPS Target Recoup Shares may vest in the Period immediately following the Period in which such Recoup Shares first were eligible for accelerated vesting (e.g., 2003, 2004 or 2005). Fifty percent of the Recoup Shares will vest with respect to the subsequent Period if EPS results for the subsequent Period exceed that year’s Profit Plan EPS Target by 10%. Accelerated vesting of EPS Target Recoup Shares is in addition to accelerated vesting of the Option Shares that are first eligible to vest as a result of achievement of the EPS Target in that Period.

Example of Recoup Vesting:

The Company achieves 89% of its Revenue Target during 2002. Vesting does not accelerate with respect to any Option Shares, as determined no later than March 30, 2003. The Company achieves 107% of its Revenue Target during 2003. By March 30, 2004 the Board of Directors determines that 18.75% of the Option Shares have vested: the 6.25% that are Recoup Shares (50% of the 12.5% that were eligible to accelerate based on 2002 performance) and the 12.5% eligible to accelerate based on 2003 performance.

Definitions:

The following definitions apply for purposes of this Stock Option Agreement:

“EPS” means the fully diluted earnings per share of the Company’s stock calculated on the weighted average number of shares outstanding as reported in the Company’s Annual Report based on consolidated net income (before extraordinary items and income taxes related thereto) of the Company, as determined by the Company’s independent public accountants. Such determination and report shall be made as of the end of each Performance Period with respect to such Period in conformity with generally accepted accounting principles consistently applied. In the event that the Company adopts the FASB 123 method of accounting for stock option grants during the term of the Option, the Board of Directors may adjust EPS or the applicable EPS Target(s) to exclude the impact of compensation charges for stock options, in order that the definition of EPS and the determination of achievement of the EPS Target be consistently applied during the term of the Option.

“Profit Plan” means the Company’s annual consolidated business, operating, financial and sales plan as prepared by management and as may be amended and approved by the Board of Directors.

“Revenues” means the gross revenue (whether in cash, barter, property or other consideration) received by the Company as determined by the Company’s independent public accountants. Such determination and report shall be made as of the end of each annual performance period with respect to such period in conformity with generally accepted accounting principles consistently applied.

ADDITIONAL TERMS AND CONDITIONS

1.  Grant of Option.    The Plan Administrator of the Company hereby grants to the Optionee an option to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), and subject to the terms and conditions of the Plan, which is incorporated herein by reference. If there is any conflict or inconsistency between these Terms and those of the Plan, the terms and conditions of the Plan shall govern.

2.   Exercisability of Option.    The Option shall vest and become exercisable during its term in percentage installments of the aggregate number of shares of Common Stock of the Company in accordance with the Vesting Schedule as set forth in the Notice of Grant and with the applicable provisions of the Plan and this Stock Option Agreement. The Option may be exercised only to the extent the Option is exercisable and vested, and, during the Optionee’s lifetime, only by the Optionee. In no event may the Optionee exercise the Option after the Expiration Date as provided above.

(a)  Cumulative Exercisability.    To the extent the Optionee does not at the time of a particular exercise purchase all the shares that the Optionee may then exercise, the Optionee has the right cumulatively thereafter to purchase any of such shares not so purchased until the Option terminates or expires.

(b)  No Fractional Shares.    Fractional share interests shall be disregarded, but may be cumulated and (to the extent permitted under Section 9) settled in cash.

3.  Exercise of Option.    To the extent exercisable, the Option may be exercised by the delivery to the Company of an exercise notice in the form attached as Exhibit A (the “Exercise Notice”) which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares and the payment or provision for any applicable employment or other taxes or withholding for taxes thereon. The Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price and any other payments so required.

No Shares shall be issued pursuant to the exercise of an Option unless the issuance and exercise complies with Applicable Law. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

4.  Method of Payment of Option.    Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

•	by electronic funds transfer, or by check payable to the order of the

Company, in the full amount of the purchase price of the shares and the amount (if any) required to satisfy any applicable withholding taxes; 4 or

•	by notice and third party payment in such manner as may be authorized by the Administrator under a formal cashless exercise program adopted by the Company in connection with the Plan; or

•	by surrender of other Shares which (i) in the case of Shares acquired from the Company, have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.

Other payment methods may be permitted only if expressly authorized by the Administrator with respect to the Option or all options under and consistent with the terms of the Plan.

5.  Continuance of Employment Required.    The vesting schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment and rights and benefits under this Agreement. Partial service, even if substantial, during any vesting period will not entitle the Optionee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or service as provided in Section 6 below or under the Plan.

6.  Effect of Termination of Employment or Death.    If the Optionee ceases to be a Service Provider (including for any parent or any subsidiary), the Option and all other rights and benefits under this Agreement terminate except that if the termination was not a termination for Cause (as defined below), the Optionee may, at any time within the applicable period below after the date of such termination (“Severance Date”), exercise the Option to the extent the Option was exercisable on the Severance Date and does not otherwise expire or terminate:

•	Termination by the Company or a subsidiary (other than a Termination for Cause (as defined below)), voluntary resignation, which includes a retirement (in either case other than in anticipation of or in connection with a Termination for Cause) —a period of 3 months.

•	Disability (as defined in the Plan) or death of the Optionee —a period of 12 months. [5]

Notwithstanding the foregoing exercise periods after the Severance Date, the Option will qualify as an ISO under Section 422 of the Code only if it is exercised within the applicable exercise periods for ISOs and meets all other requirements of the Code for ISOs. In the case of a Disability that is not a permanent and total disability within the meaning of Section 22(e)(3) of the Code, the Option also must be exercised within three months of the Severance Date in order to qualify as an “incentive stock option” under Section 422 of the Code. If an Option is not exercised within the applicable exercise periods or does not meet such other requirements, the Option will be rendered a Nonqualified Stock Option (the “NQSO”).

In case of a Termination for Cause or a voluntary resignation in anticipation of or in connection with a Termination for Cause, the Option shall terminate immediately, in its entirety with respect to all shares, whether vested or unvested, that remain unexercised at the time of termination. “Termination for Cause” means a termination of service, based upon a finding by the Company, acting in good faith and based on its reasonable belief at the time, that the Optionee:

•	is or has been dishonest, incompetent, or negligent in the discharge of his or her duties to the Company or has refused to perform stated or assigned duties; or

•	has committed a theft or embezzlement, or a breach of confidentiality or unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information, or a breach of fiduciary duty involving personal profit, or a willful or negligent violation of any law, rule or regulation or of Company rules or policy, in any material respect; or has been convicted of a felony or misdemeanor (other than minor traffic violations or similar offenses); or

•	has materially breached any of the provisions of any agreement with the Company or an affiliated entity; or

•	has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of the Company; or has induced a customer to break or terminate any contract with the Company or an affiliate; or has induced any principal for whom the Company (or an affiliate) acts as agent to terminate such agency relationship.

A Termination for Cause shall be deemed to occur (subject to reinstatement upon a contrary final determination by the Board or Administrator) on the date when the Company first delivers notice to the Participant of a decision to invoke a Termination for Cause and shall be final in all respects on the date final written notice of a Termination for Cause is delivered to the Participant.

7.  Change in Subsidiary’s Status; Leaves of Absence.    If the Optionee is employed only by an entity that ceases to be a subsidiary, this event is deemed for purposes of this Option Agreement to be a Termination of the Optionee’s employment by the Company (other than a Termination for Cause), voluntary resignation, or Retirement of the Optionee. Absence from work caused by military service, authorized sick leave or other leave approved in writing by the Company or the Administrator shall not be considered a termination of employment by the Company for purposes of Section 6; provided that unless reemployment upon the expiration of such leave is required by contract or law, such leave is for a period of not more than 90 days. Vesting of the Option shall continue during any paid leave of absence, but shall be tolled during any unpaid leave of absence; provided, in either case, that the Optionee returns to status as a Service Provider. Unless otherwise provided by the Administrator, if the Optionee does not return to status as a Service Provider following the Optionee’s leave of absence, the Optionee’s Severance Date shall be deemed to be the date upon which the Company receives notice from the Optionee to that effect or otherwise determines that the Optionee will not be returning to service. As of such Severance Date, the Option shall be exercisable only to the extent it is vested as of the Severance Date and only to the extent provided in Section 6 hereof.

8.  Additional ISO Provisions.

(a)  ISO Value Limit.    The completed cover page of the Option identifies the maximum extent to which this Option is intended as an ISO and, to the extent it becomes vested in the ordinary course, may be exercised as an ISO. The vesting schedule applies first to the ISOs, if any, permitted under this Option. The Option will be a Nonqualified Stock Option, however, as to any additional amount or (as to both the ISO amount stated and any additional shares) if any conditions to ISO treatment under applicable law are not satisfied for other reasons.

(b)  Notice of Sale.    The Participant agrees to notify the Chief Financial Officer of Digital Insight Corporation of any sale or other disposition of any Shares if such sale or disposition of any Shares occurs within two years after the Grant Date or within one year after the date of exercise of any Option intended as an ISO. The Optionee understands that such a disposition will disqualify the ISO and result in different tax consequences to the Optionee.

(c)  Transferability.    In accordance with Section 12 of the Plan and the Code, an ISO is not transferable by the Optionee other than by will or the laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee.

(d)  Tax Withholding.    If any portion of the Option is rendered a NQSO in accordance with the terms hereof or applicable law, the Participant shall pay or make provision for the payment of any applicable withholding and employment taxes upon exercise of the Option.

9.  Optionee not a Stockholder.    Neither the Optionee nor any other person entitled to exercise the Option shall have any of the rights or privileges of a stockholder of the Company as to any shares of Common Stock until the issuance and delivery to him or her of a certificate evidencing the shares registered in his or her name. No adjustment will be made for dividends or other rights as a stockholder as to which the record date is prior to such date of delivery.

10.  No Guarantee of Continued Service.    The Optionee acknowledges and agrees that the vesting of Shares pursuant to the Vesting Schedule hereof is earned only by continuing as a Service Provider at the will of the Company (not through the act of being hired, being granted this Option or acquiring Shares hereunder). The Optionee further acknowledges and agrees that this Option Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein: (a) do not constitute an express or implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, (b) will not interfere in any way with the Optionee’s right or the Company’s or any of its subsidiary’s right to terminate the Optionee’s relationship as a Service Provider at any time, with or without cause, or for no reason, (c) will not change affect the Optionee’s status as an employee at will, and (d) will not limit the Company’s right to increase or decrease the Optionee’s other compensation.

11.  Restrictions on Exercise.    The Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any Applicable Law.

12.  Non-Transferability of Option.    Except as permitted by the Administrator and Applicable Law, the Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of the Plan and this Stock Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

13.  Notices.    Any notice to be given shall be in writing and addressed to the Company at its principal office, to the attention of the Secretary, and to the Optionee at his or her address of record as it appears on the Notice of Grant, or at such other address as either party may hereafter designate in writing to the other for purposes of notices in respect of the Option. The Optionee agrees to notify the Company upon any change in the address of record as it appears on the Notice of Grant.

14.  Effect of Award Agreement.    The Option Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company, except to the extent the Administrator determines otherwise and subject to adjustments under or pursuant to Section 13 of the Plan.

15.  Entire Agreement; Governing Law.    The Plan is incorporated herein by reference. The Plan and this Stock Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee. The constructive interpretation, performance and enforcement of this Stock Option Agreement and the Option shall be governed by the internal substantive laws but not the choice of law rules of the State of California.

16.  Interpretation; Disputes.    Any dispute regarding the interpretation of this Stock Option Agreement or the Plan shall be submitted by the Optionee or by the Company forthwith to the Administrator of the Plan which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Administrator shall be final and binding on all parties. The Optionee hereby agrees to submit any disputes concerning this Agreement to the Administrator and to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Stock Option Agreement or the Option, including but not limited to, questions concerning its vesting, exercise or termination, and the Optionee’s rights and duties.

17.  Plan.    The Option and all rights of the Optionee thereunder are subject to, and the Optionee agrees to be bound by, all of the adjustment and other terms and conditions of the provisions of the Plan. Unless otherwise expressly provided in these Terms, provisions of the Plan that confer discretionary authority on the Administrator do not (and shall not be deemed to) create any additional rights in the Optionee not expressly set forth in this Stock Option Agreement or in a written amendment hereto signed by or on behalf of the Administrator. The Optionee acknowledges receipt of a copy of the Plan and accepts the Option subject to all of the Terms. The Optionee acknowledges the Optionee’s review of the Plan and this Stock Option Agreement in their entirety, the opportunity to obtain the advice of counsel prior to signing this Stock Option Agreement, and a full understanding of it and the Plan.

DIGITAL INSIGHT CORPORATION, a Delaware corporation	AGREED AND ACKNOWLEDGED:

By:
Its:	(Optionee’s Signature)

(Address)

(City, State, Zip Code)

CONSENT OF SPOUSE

In consideration of the execution of the foregoing Stock Option Agreement by the Company, I, the spouse of the employee named above, join with my spouse in executing this Agreement and agree to be bound by all of the terms and provisions of this Agreement and of the Plan.

Date:
Signature of Spouse

EXHIBIT A

DIGITAL INSIGHT CORPORATION

IRREVOCABLE EXERCISE NOTICE

1999 STOCK PLAN (AS AMENDED)

Digital Insight Corporation

26025 Mureau Road

Calabasas, CA 91302

Attention:

OPTIONEE’S INFORMATION

(Print Name)	(Sign Name)

Option No.:

Taxpayer ID No.:	Date:

EXERCISE INFORMATION

Effective as of today,             , 20            , the undersigned (the “Optionee”) hereby elects to exercise the Optionee’s option to purchase the following shares of Common Stock (the “Shares”) of Digital Insight Corporation under and pursuant to the Plan and the Stock Option Agreement dated             , 20             (the “Stock Option Agreement”):

Date of Grant	Exercise Price Per Share	No. of Shares Exercised	Remaining Shares*	NQSO or ISO

* If the number of shares exercised is less than all of the shares under this Stock Option Agreement, the Optionee represents that the Optionee will make (and the Optionee authorizes the Company to likewise make) a notation of the partial exercise (indicating the number of shares and date) on the Optionee’s executed copy of this Stock Option Agreement.

TOTAL PURCHASE PRICE

The total exercise cost for which the Optionee may purchase the shares equals A x B or

$                                         , where:

A =	No. of Shares Exercised: , and

B =	Exercise price of $ per share.

EXHIBIT A

APPLICABLE TAX WITHHOLDING (NQSO ONLY)

The Optionee agrees to remit payment in full for any applicable withholding or other employment taxes as soon as the Company informs the Optionee of the amount of such taxes due and in no event later than the close of business on the effective date of exercise.

REPRESENTATIONS OF OPTIONEE

The Optionee acknowledges that Optionee has received, read and understood the Plan and this Stock Option Agreement, incorporated herein by this reference, and is bound by them.

RIGHTS AS SHAREHOLDER

Until the issuance of Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the optioned shares, notwithstanding the exercise of the Option. The Shares shall be issued to the Optionee as soon as practicable after the Option is exercised. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 13 of the Plan.

TAX CONSULTATION

The Optionee understands that the Optionee may incur taxes or otherwise suffer adverse tax consequences as a result of the Optionee’s purchase or disposition of the Shares. The Optionee represents that the Optionee has consulted with such tax and financial consultants the Optionee deems advisable in connection with the purchase or disposition of the Shares.

DELIVERY AND FORM OF PAYMENT

The Optionee has enclosed payment in full for the shares as follows: (check applicable box)

☐	by cash payment (electronic funds transfer) in the amount of $ .

☐	by check made payable to “Digital Insight Corporation” in the amount of $ .

☐	if approved by the Administrator (such approval to be evidenced by completion of the confirmation below), by delivery of shares with a value of $ per share, or $ in the aggregate. (If these shares were acquired from the Company, the Optionee represents that they have been owned by the Optionee for at least six months.)

Administrator Authorization Confirmed By:

Name:

Title: General Counsel

☐ by “cashless exercise” through a broker.

Financing for this exercise will be provided by the broker designated below, who will be forwarding to the Company an amount covering the total exercise cost and all applicable withholding taxes. The Optionee understands that this exercise will not be effective and the shares will not be issued until the Company has received the full amount payable described above, and all other conditions of any applicable cashless exercise program have been satisfied.

REGISTRATION/DELIVERY INSTRUCTIONS

The certificate representing the shares issuable shall be registered in the Optionee’s name as follows:

Name:

Address:

City, State & Zip:

Delivery of the Optionee’s stock certificate(s) is to go to: (check applicable box)

☐ Optionee’s address as indicated above.

☐ Optionee’s broker at the address indicated below.

The Optionee hereby authorizes the Company to forward the Optionee’s stock certificate(s) and a copy of these irrevocable delivery instructions to the following:

Broker Name:

Address:

City, State & Zip:

My Account Number:

SHARE REGISTRATION STATUS

I understand that the issuance of the shares as to which the Option is exercised is covered by a current SEC registration on Form S-8. I represent that I have received and read the

Prospectus dated June 21, 2002, as it may be supplemented from time to time.

Submitted by: OPTIONEE:	Accepted by: DIGITAL INSIGHT CORPORATION:

By:
Signature	Its:
Print Name:

Address:	Address:

26025 Mureau Road Calabasas, CA 91302

Date Received

FOR COMPANY USE ONLY

Aggregate Exercise Price: $

Withholding Amount: $

Total Amount Received: $

Receipt Of Funds Confirmed By:

DIGITAL INSIGHT CORPORATION

By:

Its:

1 Subject to adjustment under Section 13 of the Plan.

2 Shares subject to the Option intended to be treated as acquired upon the exercise of an ISO may cease to be ISOs for various reasons. The ISO limit for these purposes is a maximum of $100,000 in each calendar year divided by the applicable exercise price for the Option and any concurrent or previously granted options that are intended as ISOs under this Plan or any other plan of the company or any parent or subsidiary or predecessor company and that first vest in the applicable year. Also see Section 6(a) of the Plan.

3 Represents date no later than the day prior to the 10th anniversary of the Date of Grant, subject, however, to early termination if the Optionee’s employment terminates or in certain other circumstances. See Sections 8, 10, 13 and 17 of the Plan and Sections 5, 6 and 7 of the Terms for exceptions and additional details regarding possible early termination of the Option.

4 Under current laws and regulations, withholding for income, franchise and FICA taxes is not required at the time of exercise if and to the extent the Option is exercised as an ISO. Changes to these laws and regulations have been proposed. See also Section 8 and the Stock Option Agreement ISO schedule.

5 ISO restrictions and the terms of this Option limit exercise as an ISO to the following post-employment periods: retirement, resignation, or discharge—3 months; death or disability—12 months.